Exhibit 99.2

BUSINESS PURCHASE AGREEMENT

between

Enesco Limited

Dartington Crystal (Torrington) Limited

Date: 28 April 2006

DUNDAS & WILSON CS LLP

Saltire Court
20 Castle Terrace
Edinburgh EH1 2EN

Tel 0131 228 8000
Fax 0131 228 8888
Legal Post: LP2 Edinburgh 6

INDEX

CLAUSE
1.	Definitions and Interpretation

2.	Sale and Purchase of the Business and Assets

3.	Consideration

4.	Completion

5.	Warranties

6.	Further assurance

7.	Debts

8.	Creditors and Liabilities

9.	Contracts, Licences and Leasehold Properties

10.	Consents

11.	Tenancies at Will

12.	Employment Remedies

13.	Apportionment

14.	VAT

15.	Confidentiality

16.	Announcements

17.	Time of the Essence

18.	Notices

19.	Assignment

20.	Costs

21.	Entire Agreement

22.	Variation

23.	Survival of the Provisions

24.	Invalidity

25.	Waivers

26.	Counterparts

27.	Governing law and Jurisdiction

28.	Rights of Third Parties

29.	Execution

Schedule 1 Completion

Schedule 2 Warranties

Schedule 3 Employees

Schedule 4 The Leasehold Properties and the Concession Agreement

Schedule 5 Seller’s Limitations

Schedule 6 Stock

Schedule 7 Business Names and Trade Marks

Schedule 8 Insurance Disclosure

Schedule 9 Payment Schedule

THIS AGREEMENT is made on 28 April 2006

BETWEEN:

ENESCO LIMITED a company incorporated in England and Wales (registered number 02137296) whose registered office is at Brunthill Road, Kingstown, Carlisle, Cumbria CA3 0EN (the “Seller”); and

DARTINGTON CRYSTAL (TORRINGTON) LIMITED a company incorporated in England and Wales (registered number 5760193) whose registered office is at Dartington Crystal, Linden Close, Great Torrington, Devon, EX38 7AN (the “Purchaser”)

INTRODUCTION:

The Seller carries on the Business and has agreed to sell the Business and the Assets as a going concern to the Purchaser on the terms and subject to the conditions set out in this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and phrases have the meanings stated:

Accounts means the audited consolidation schedules comprising income statement and balance sheet of the Seller and its subsidiaries as at the Accounts Date in the agreed form.

Accounts Date means 31 December 2005.

Act means the Companies Act 1985 (as amended).

Affiliate means, in relation to any body corporate (whether or not registered in the United Kingdom), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate.

Assets means all the assets owned or used in or in connection with the Business agreed to be sold and purchased pursuant to Clause 2 (Sale and Purchase of the Business and Assets) including (without limitation) the Computer Software, the Computer System, the Contracts, the Fixed Plant and Machinery, the Goodwill, the Leasehold Properties, the Licences, the Loose Plant and Machinery, the Owned Intellectual Property Rights, the Records and the Stock, but excluding the Excluded Assets.

Business means the business of the manufacture and sale of crystal and other glassware carried on immediately prior to Completion by the Seller at the Transfer Date under the Business Names.

Business Day means 9.00am to 5.00pm on any day (other than a Saturday or Sunday) on which clearing banks are open for the transaction of normal banking business in London.

Business Names means the registered or unregistered trade names or styles of the Seller used in the Business listed in section A of Schedule 7.

Claim means a claim under Clause 5.1 or the Warranties.

Completion means the completion of the sale and purchase of the Business and Assets in accordance with Clause 4 (Completion).

Computer Software means all computer programs, including, without limitation, any object code, source code and other preparatory materials used in or in connection with the Business to the extent the Intellectual Property Rights in such software are owned by the Seller.

Computer System means all systems comprising hardware, peripherals, storage media, communications links, operational software and telecommunications equipment used in or in connection with the Business.

Concession Agreement means the concession agreement listed in Section B of Schedule 4.

Confidential Information means all information relating to the subject matter or provisions of this Agreement and all confidential information of a commercial, technical, financial or other nature which is used in or required to be used in or in connection with the Business or the Assets.

Consideration means the aggregate consideration payable for the Business and Assets as set out in Clause 3.1.

Contracts means all contracts and other arrangements (including concession agreements, hire purchase and licence arrangements and arrangements with customers and suppliers and other arrangements), whether set out in writing or not, entered into by or on behalf of the Seller in connection with the Business or Assets and in each case which at the Transfer Date remain to be performed (in whole or in part), but excluding the lease of the Property, the Leases and the Concession Agreement (each of these being referred to as a “Contract”).

Debts means all book and other debts (including commissions) arising out of or in connection with the operations of the Business owed to the Seller up to and including the Transfer Date (including the right to receive payment for goods and/or services rendered (but not invoiced) on or before the Transfer Date).

Deferred Consideration means the consideration payable under Clause 3.2.2.

Discontinued Stock means any Stock which, at the Transfer Date, is no longer listed in (i) the selling catalogues of the Business or (ii) the catalogues of any customer for which the Business makes bespoke products.

Employees means all of the persons employed by the Seller in the Business as at the Transfer Date whose names are set out in Schedule 3 (Employees).

Employment Liabilities means all and any costs, claims, liabilities and expenses (including legal expenses) relating to or arising out of the employment of the Employees including, without prejudice to the foregoing generality, negligence claims or personal injury claims by any of the Employees or any third party, unfair dismissal, redundancy, unlawful discrimination, breach of contract, claims in relation to pension entitlement, unlawful deduction of wages, collective consultation in terms of the Trade Union and Labour Relations (Consolidation) Act 1992 and equal pay.

Employment Regulations means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

Encumbrance means any encumbrance or security interest whatsoever including, without limitation, any charge, mortgage, floating charge, pledge, hypothecation, assignment, lien, burden, right of pre-emption, option, right to acquire, conversion right, third party right, interest and claim, right of set-off, right of counterclaim, title retention, conditional sale arrangement, trust arrangement and any other preferential right, agreement or arrangement having similar effect.

Excluded Assets means those assets and items listed in Clause 2.6.

Fixed Plant and Machinery means the fixed plant and machinery and all other fixtures and fittings owned or used by the Seller in or in connection with the Business at the Transfer Date.

Further Stock means that part of the Stock other than the Initial Stock.

Goodwill means the goodwill of the Seller in connection with the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and to carry on the Business under any Business Name.

Initial Stock means the Stock in the retail shops of the Business at the Transfer Date, the Discontinued Stock and the grinding materials.

Intellectual Property Rights means any patent, copyright, right to extract or re-use data from a database, registered design, unregistered design right, utility model, trade mark (whether registered or not and including any rights in get up), service mark, brand name, business name (whether registered or not), internet domain name, semi-conductor topography right and any other rights in respect of any other intellectual property, whether registerable or not and wherever existing in the world and including all applications, renewals, extensions, continuations, divisions and revivals and all rights to apply for any of the foregoing rights.

Landlord means the person or persons from whom the Seller’s titles in the Leasehold Properties and the Concession Agreement are derived.

Leases means the leases under which the Seller holds its interest in each of the Leasehold Properties as shown in Section A of Schedule 4 (The Leasehold Properties) and any documents supplemental to such leases or other arrangements whether or not expressed to be so.

Leasehold Properties means the properties referred to in Section A of Schedule 4 (The Leasehold Properties).

Liabilities means all debts, obligations and other liabilities of, arising from or in connection with, the Business or the Assets prior to and including the Transfer Date or arising by virtue of this Agreement attributable to the Seller in relation to the Business or the Assets in respect of the period ending on the Transfer Date, but excluding the Employment Liabilities and the Stock Liabilities, and references to a Liability are to be construed accordingly.

Licence means any licence, consent, permit, certificate, exemption, permission or other approval, filing of notification or return, report and assessment, registration or authorisation required for, or in connection with, any part of the Business or its ownership, use, possession or occupation of any of the Assets, including without limitation any licence to use any software the Intellectual Property Rights in which are owned by a third party (including (but not limited to) the management information system software used by the Seller under licence from Proteus Software Limited).

Loose Plant and Machinery means all the loose plant, equipment, machinery, tools, furniture, trade utensils, motor vehicles and other chattels owned or used by the Seller in or in connection with the Business or Assets at the Transfer Date whether or not physically located at the Property.

Managers means John Morris, Richard Halliday and Alfred Ianetta.

Owned Intellectual Property Rights means all Intellectual Property Rights owned by the Seller and used in or in connection with the Business at the Transfer Date comprising the Business Names and Trade Marks.

Payment Schedule means the payment schedule set out in Schedule 9.

Pension Schemes means (i) the Enesco Limited Pension Plan (contracted in money purchase) provided by Friends Provident; (ii) the Enesco Limited Pension Plan (group personal pension) provided by Friends Provident; and (iii) the Darlington Crystal Stakeholder Scheme provided by Norwich Union.

Property means the freehold property occupied by the Seller for the purposes of the Business known as Dartington Glass Factory, Linden Close, Torrington, Devon EX38 7AN (registered at the Land Registry under Title Number DN491798).

Purchaser’s Solicitors means Michelmores of Woodwater House, Pynes Hill, Exeter, EX2 5WR.

Purchaser’s Stock means any stock in trade owned (including any stock owned subject to retention of title in favour of the supplier thereof) by the Purchaser in connection with the Business on or after the Transfer Date (including without limitation the Stock to the extent that it has been transferred to the Purchaser in accordance with the terms of this Agreement, all stock ordered and not paid for by the Seller on or prior to the Transfer Date but which has not been received by the Business at the Transfer Date and all stock manufactured or acquired by the Purchaser after the Transfer Date).

Records means the books, accounts (including VAT records and returns), list of customers and suppliers and all other documents, papers and records relating to the Business or any of the Assets.

Schedules means the schedules to this Agreement and Schedule shall be construed accordingly.

Seller’s Group means the Seller, any subsidiary undertaking or parent undertaking of the Seller for the time being and all other subsidiary undertakings for the time being of a parent undertaking of the Seller.

Seller’s Solicitors means Dundas & Wilson CS LLP of 4th Floor, Saltire Court, 20 Castle Terrace, Edinburgh, EH1 2EN.

Stock means the Initial Stock and Further Stock, comprising stock in trade owned (including any subject to retention of title in favour of the supplier thereof) by the Seller in connection with the Business at the Transfer Date including (without limitation) goods and other assets purchased for re-sale, stores, raw materials and components purchased for incorporation into products for sale, finished products and packaging and promotional material, but excluding stock ordered and not paid for by the Seller on or prior to the Transfer Date but which has not been received by the Business at the Transfer Date.

Stock Liabilities means all debts, obligations and other liabilities of the Seller arising from or in connection with stock ordered and not paid for by the Seller on or prior to the Transfer Date but which has not been received by the Business at the Transfer Date.

Stock Value means the value of the Stock as agreed or determined in accordance with Schedule 6.

Tax includes any and all forms of taxes and duties, contributions, imposts, levies and charges in the nature of tax and all deductions or withholdings in respect of the same, whether of the United Kingdom or elsewhere in the world and any fine, penalty or interest relating to any of the above or to any failure to make any return or supply any information.

Tax Warranties means the Warranties set out at paragraph 14 of Schedule 2.

Taxes Act means the Income and Corporation Taxes Act 1988.

Title Warranties means the Warranties set out at paragraphs 2.1 and 5 of Schedule 2.

Trade Marks means the registered trade marks of the Seller used in the Business listed in section B of Schedule 7.

Transfer Date means the date of this Agreement.

VAT means value added tax.

VATA means Value Added Tax Act 1994.

Warranties mean the warranties contained in Schedule 2 (Warranties) and references to a Warranty are to be construed accordingly.

1.2	In this Agreement, unless the context otherwise requires, the following words and phrases are to be interpreted as set out below:

1.2.1	Agreed form

References to any document being in the “agreed form” mean that document in the form agreed between and, for the purposes of identification only, signed or initialled by or on behalf of, both of the Parties.

1.2.2	Statutory provisions

References to statutory provisions, enactments or European Community Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or Directive.

1.2.3	Words and phrases from the Companies Act 1985

The words “company”, “body corporate”, “subsidiary”, “holding company”, “subsidiary undertaking”, “parent undertaking”, “group undertaking” and “group” have the meanings set out in Sections 735, 740, 736 and 736A, 258, 259 and 262 (as appropriate) of the Act.

1.2.4	Importation of words

Except where the context specifically requires otherwise:

(a)	words importing one gender shall be treated as importing any gender;

(b)	words importing individuals shall be treated as importing corporations and vice versa;

(c)	words importing the singular shall be treated as importing the plural and vice versa; and

(d)	words importing the whole shall be treated as including a reference to any part of any such words.

1.2.5	General and specific words

The meaning of general words shall not be restricted by any particular examples preceding or following those general words.

1.2.6	Headings

The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.2.7	Incorporation of the schedules

The Schedules are incorporated into and form part of this Agreement as if set out in full in this Agreement and a reference to “this Agreement” includes a reference to the Schedules. In the event of any inconsistency between the main body of this Agreement and the Schedules, the main body shall prevail.

1.2.8	References to agreement

References to “this Agreement” include this Agreement as varied or supplemented from time to time.

1.2.9	References to parties, clauses and the schedules

References in this Agreement and the Schedules to a “Party”, “Clause” or “Schedule” are references respectively to the relevant party, clause or schedule of or to this Agreement.

1.2.10	References to writing

References to “writing” include any method of reproducing words in a legible and non-transitory form.

1.2.11	References to persons

References to “persons” include natural persons, bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists.

1.2.12	Connected person

A person is deemed to be connected with another if that person is so connected within the meaning of Section 839 of the Taxes Act.

1.2.13	Knowledge, information and belief

Any statement which refers to the knowledge, information, belief or awareness of any person or any similar expression is deemed to include an additional statement that it has been made having made reasonable enquiry of persons having knowledge of the relevant matters including, where appropriate, professional advisers, and, in the case of the Purchaser (but not, for the avoidance of doubt, the Seller), the Managers, save that the foregoing provisions of this Clause 1.2.13 shall not apply in respect of the Purchaser or the Managers for the purposes of paragraph 5 of Schedule 5.

2.	SALE AND PURCHASE OF THE BUSINESS AND ASSETS

2.1	Sale and purchase

On the terms and subject to the conditions set out in this Agreement (including without limitation Clause 10.2):

2.1.1	the Seller shall sell and the Purchaser shall purchase the Business as a going concern and the Assets; and

2.1.2	the Seller shall grant and the Purchaser shall enter into a lease of the Property, a concession agreement in respect of The Barbican in Plymouth and assignments of the Leases (other than the lease of The Barbican in Plymouth) and Concession Agreement in the agreed form, and shall execute all documents necessary for the grant of the lease of the Property, the concession agreement in respect of The Barbican in Plymouth and the assignments of the relevant Leases and Concession Agreement in favour of the Purchaser.

2.2	Title and risk

Title in and risk of loss or damage to the Assets shall pass to the Purchaser on the Transfer Date, PROVIDED THAT in respect of any Asset within Clause 10.2 (Consents), title in and risk of loss or damage thereto shall pass to the Purchaser at the time of its actual transfer to the Purchaser and, in the case of the Stock, title in and risk of loss or damage thereto shall pass to the Purchaser upon payment therefor in accordance with Schedule 6.

2.3	Rights of the business

The Seller shall sell the Business and Assets to the Purchaser as set out in Clause 2.1 free from all Encumbrances (and all other rights exercisable by other parties) and the Purchaser shall be entitled to exercise all the rights of the Business or accruing from the Assets.

2.4	Purchase of all assets

Notwithstanding Clause 2.1, the Purchaser shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets is completed in accordance with this Agreement, provided that, if the Purchaser decides for whatever reason not to complete the purchase of any or all of the Assets, the Seller shall not be obliged to complete the sale of any or all of the Assets in accordance with this Agreement.

2.5	Assets and apportionment

Subject to Clause 3, the assets to be sold and purchased pursuant to this Agreement are as follows:

(a)	the Computer Software;

(b)	the Computer System;

(c)	the Contracts;

(d)	the Fixed Plant and Machinery;

(e)	the Goodwill;

(f)	the Leasehold Properties;

(g)	the Licences;

(h)	the Loose Plant and Machinery;

(i)	the Business Names and Trade Marks;

(j)	Records; and

(k)	the Stock,

PROVIDED THAT the Consideration shall be apportioned as follows: (i) as to, in aggregate, £1.00, to those items set out in (a) to (j) above; and (ii) as to the balance of the Consideration, to the Stock.

2.6	Excluded Assets

There are excluded from the sale and purchase pursuant to this Agreement:

(a)	the Liabilities;

(b)	the Property;

(c)	cash in hand and at the bank;

(d)	the statutory books and registers of the Seller; and

(e)	the Debts,

and nothing in this Agreement shall operate so as to impose on any of the Parties any obligations or liabilities except as specifically provided in this Agreement.

3.	CONSIDERATION

3.1	The aggregate consideration for the purchase of the Assets is £350,001 plus an amount equal to the excess of the Stock Value (as agreed or determined in accordance with Schedule 6) over £350,000, which total sum shall be payable by the Purchaser to the Seller in accordance with Clause 3.2, PROVIDED THAT, notwithstanding that the Stock Value may be less than or equal to £350,000, the aggregate consideration for the purchase of the Assets shall not be less than £350,001.

3.2	The Consideration shall be payable by the Purchaser to the Seller as follows:

3.2.1	as to £350,001, in cash on Completion, in accordance with section B of Schedule 1; and

3.2.2	as to the balance of the Consideration, in cash (until paid in full), as follows:

(a)	to the extent of £30,000 (or, if less, the outstanding balance of the Consideration), on the payment dates against which the amount of £30,000 is shown in the Payment Schedule (or on the preceding Business Day where any such date is not a Business Day);

(b)	to the extent of the higher of:

(i)	the value of the Further Stock (as agreed or determined in accordance with the Stock Schedule) sold by the Purchaser during the four week period commencing on the day following the previous Balance Payment Date and ending on the relevant Balance Payment Date (or, in the case of 9 June 2006, during the period commencing on the day following the Transfer Date and ending on 9 June 2006); and

(ii)	£150,000,

less the payments made under Clause 3.2.2(a) during such four week period or, if lower, the outstanding balance of the Consideration, on the payment dates marked with an “x” in the Payment Schedule (the “Balance Payment Dates”) (or, in each case, on the preceding Business Day where such date is not a Business Day); and

(c)	on 29 December 2006, to the extent of the outstanding balance (if any) of the Consideration,

PROVIDED THAT all payments to be made by the Purchaser to the Seller under this Clause 3.2.2 shall be paid by way of a direct electronic transfer of funds for same day delivery to the Seller.

4.	COMPLETION

4.1	Time and location

Completion shall take place on the Transfer Date immediately after the signing and delivery of this Agreement at the offices of the Purchaser’s Solicitors at Woodwater House, Pynes Hill, Exeter, EX2 5WR (or at any other location as agreed upon by the Parties).

4.2	Action to be taken by seller
At Completion, the Seller shall:

	4.2.1	permit the Purchaser to assume conduct of the Business; and

4.2.2	do those things set out in Section A of Schedule 1 (Obligations of the Seller at Completion).

4.3	Action to be taken by purchaser

When the Seller has complied with the terms of Clause 4.2, the Purchaser shall do those things set out in Section B of Schedule 1 (Obligations of the Purchaser at Completion at Completion).

5.	WARRANTIES

5.1	Scope

In consideration of the Purchaser agreeing to purchase the Business as a going concern and the Assets on the terms contained in this Agreement, the Seller warrants to the Purchaser in the terms set out in Schedule 2 (Warranties) (the “Warranties”) that each of such Warranties is true and accurate and not misleading at the date of this Agreement.

5.2	Purchaser’s reliance

The Seller further acknowledges that it has given the Warranties with the intention of inducing the Purchaser to enter into this Agreement.

5.3	Separate and independent warranties

Each of the Warranties shall be construed as a separate and independent warranty such that the Purchaser shall have a separate claim and right of action for every breach of each such Warranty.

5.4	Limitation of liability

The liability of the Seller in respect of any Claim shall be limited as provided in Schedule 5 (Seller Limitations).

6.	FURTHER ASSURANCE

6.1	Vesting of the business and assets

At all times the Seller shall (at its expense) do or procure to be done all acts and things and/or execute or procure the execution of all documents reasonably required of it by the Purchaser to vest in the Purchaser the Business and Assets, PROVIDED THAT any costs incurred in connection with the assignment of the Leases and the Concession Agreement pursuant to the terms of this Agreement shall be borne equally by the Parties.

6.2	Provision of information relating to the business and assets

At all times the Seller shall provide or procure to be provided to the Purchaser and its representatives, agents and advisers all such information (including, without limitation, the books, accounts, records and returns of the Seller) relating to the Business and/or any of the Assets as the Seller may have in its possession or under its control as the Purchaser or its representatives, agents or advisers may from time to time reasonably require.

6.3	Notices and orders

The Seller shall immediately upon receipt:

6.3.1	pass to the Purchaser all notices, correspondence or enquiries relating to the Business or Assets which the Seller receives after Completion; and/or

6.3.2	pass or pay to the Purchaser all monies and other items belonging to the Purchaser which the Seller receives after Completion; and/or

6.3.3	assign to the Purchaser all orders relating to the Business which the Seller may receive after Completion.

7.	DEBTS

7.1	Subject to Clause 7.2, the Seller shall retain title to the Debts and shall collect these for its own account in accordance with the terms and conditions attaching to those Debts.

7.2	The Seller will, prior to issuing any court proceedings against any debtor in relation to the Debts, explore all other reasonable alternatives and consult with the Purchaser for a period of 10 Business Days in relation thereto and will take reasonable account of the legitimate business interests of the Purchaser in connection therewith.

8.	CREDITORS AND LIABILITIES

8.1	Seller’s obligation to satisfy liabilities

Subject to Clause 8.3, the Seller shall remain responsible for and shall, pay, discharge or satisfy all Liabilities in a manner consistent with the discharge of such Liabilities in the six months prior to the Transfer Date (and will indemnify and keep indemnified the Purchaser against all reasonable costs incurred by the Purchaser by reason of the Seller’s failure to pay, discharge or satisfy all Liabilities in accordance with this Clause, including without limitation any payment made by the Purchaser to the relevant creditor in discharging or satisfying any Liability which is due and payable) including (without limitation):

8.1.1	all liabilities to trade and other creditors including banks and all Tax liabilities of the Seller;

8.1.2	all liabilities and obligations accrued or falling to be performed under the Contracts or the Leases up to and including the Transfer Date; and

8.1.3	all claims made by third parties on or after the Transfer Date in respect of any goods and/or services supplied by the Seller or any of its employees or agents in connection with the Business or any act or omission of the Seller or any of its employees or agents in connection with the Business up to and including the Transfer Date.

8.2	For the avoidance of doubt, no Liability shall pass to the Purchaser and nothing shall be construed as acceptance by the Purchaser of any Liability (whether accrued, absolute, contingent, known or unknown) save as otherwise expressly provided in this Agreement.

8.3	Purchaser’s obligation to satisfy Stock Liabilities

The Purchaser shall pay, discharge or satisfy all Stock Liabilities in a manner consistent with the discharge of such Stock Liabilities in the six months prior to the Transfer Date (and will indemnify and keep indemnified the Seller against all reasonable costs incurred by the Seller by reason of the Purchaser’s failure to pay, discharge or satisfy such Stock Liabilities in accordance with this Clause, including without limitation any payment made by the Seller to the relevant creditor in discharging or satisfying any Stock Liability which is due and payable).

9.	CONTRACTS, LICENCES AND LEASEHOLD PROPERTIES

9.1	Seller’s obligation to assign, novate or transfer

Subject to Clause 10.2, the Seller and the Purchaser shall with effect from the Transfer Date:

9.1.1	assign, novate or transfer, or procure the assignment, novation or transfer of, all the Contracts and Licences; and

9.1.2	use reasonable endeavours to procure the assignment of the Leases and the Concession Agreement and, subject to the Purchaser contributing equally to the costs of doing so, any variations to the Leases required to enable them to be assigned, to the Purchaser; provided always that (i) the lease of The Barbican in Plymouth and the concession agreement in respect of the Barbican in Plymouth (as referred to in Schedule 4) shall be assigned to the Purchaser simultaneously, and the Seller shall be under no obligation to assign nor shall the Purchaser be required to accept either the said lease or the said concession agreement individually and (ii) the Purchaser shall not be under any obligation to grant or novate a concession term in respect of The Barbican in Plymouth which exceeds the remainder of the demised term of the lease of The Barbican in Plymouth assigned to the Purchaser.

9.2	Notwithstanding Clause 9.1 above, the Seller and the Purchaser agree to use all reasonable endeavours to procure the assignment of the lease of The Barbican in Plymouth (as referred to in Schedule 4) as soon as reasonably practicable after the Transfer Date including for the avoidance of doubt the completion by the Seller of an Authorised Guarantee Agreement (as defined in the said lease) in such form as the landlord may reasonably require subject to payment by the Purchaser to the Seller of the sum of £3,500 (excluding VAT) payable on the date on which the Authorised Guarantee Agreement is completed by the Seller: PROVIDED THAT the Purchaser shall not be required to enter into an assignment with the landlord attaching one or more of the following conditions of assignment (subject to first discussing any such conditions with the Seller):

9.2.1	that the Purchaser be required to provide a rent deposit to the landlord in excess of £50,000; or

9.2.2	that any director of the Purchaser be required personally to guarantee the obligations of the Purchaser in relation to the lease; or

9.2.3	any obligation which as a matter of law the landlord is not entitled to demand.

9.3	Purchaser’s obligation to comply with assignment, novation or transfer

The Purchaser shall accept an assignment, novation or transfer of, and shall be entitled to the benefit of, and shall observe and perform or procure to be observed and performed with effect from the Transfer Date, all the obligations of the Seller under the Contracts, the Licences, the Leases and the Concession Agreement except insofar as such obligations should have been performed at or before the Transfer Date.

9.4	Purchaser’s obligation to indemnify seller

The Purchaser shall indemnify and keep indemnified the Seller against all claims, actions, proceedings, costs, expenses, losses, damages and liabilities incurred by the Seller in respect of the non-performance or defective or negligent performance by the Purchaser of the Contracts, the Licences, the Concession Agreement and/or the Leases after the Transfer Date.

9.5	Seller’s obligation to indemnify purchaser

The Seller shall indemnify and keep indemnified the Purchaser against all claims, actions, proceedings, costs, expenses, losses, damages and liabilities incurred by the Purchaser in respect of:

9.5.1	any obligations arising under an undated agreement relating to planning obligations of land off Linden Close, Torrington between Dartington Crystal Limited (1), Strongvox Limited (2), Torridge District Council (3) and the Governor and Company of the Bank of Scotland (4); and

9.5.2	any breaches of all planning laws or conditions deriving from the construction of the building at the land with title number DN491798 under planning permission number 1/1365/2003/OUT dated 19 February 2004 PROVIDED THAT that the Seller shall not be obliged to indemnify the Purchaser where the Managers or the Purchaser have actual knowledge, or ought reasonably to be aware, of any such breach prior to the Transfer Date.

10.	CONSENTS

10.1	Seller’s obligation to obtain third party consents

The Seller and the Purchaser shall each use all reasonable endeavours to obtain all consents or agreements necessary to transfer (whether by assignment, novation or otherwise) to the Purchaser each of the Contracts, Licences, Leases and Concession Agreement to take effect as from the Transfer Date. The Purchaser shall supply to the Seller such information as may be reasonably requested by the Seller or the third party in connection with the same.

10.2	Obligations if third party consents are not obtained

Insofar as any of the Contracts, Licences, Leases or Concession Agreement cannot effectively be transferred to the Purchaser (whether by assignment, novation or otherwise) without the consent or agreement to novate of a third party:

10.2.1	the Seller and the Purchaser shall use all reasonable endeavours to obtain such consent or agreement as soon as practicable;

10.2.2	nothing in this Agreement shall constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contract, Licence, Lease or Concession Agreement;

10.2.3	unless and until any such Contract, Licence, Lease or Concession Agreement shall be assigned, novated or otherwise transferred, the Seller shall continue in its corporate existence and shall hold the same in trust for the Purchaser and its successors in title absolutely and the Purchaser shall perform all the obligations of the Seller under such Contract, Licence, Lease or Concession Agreement as the Seller’s sub-contractor and, for the avoidance of doubt, the Purchaser’s obligation in relation to the lease at Denby (as referred to in Schedule 4) shall include an obligation to pay the rent in accordance with the terms of the said lease as if it were the Seller; and

10.2.4	unless and until any such Contract, Licence, Lease or Concession Agreement shall be assigned, novated or otherwise transferred, the Seller shall do all such acts and things at its cost (subject to Clauses 6.1 and 9.1.2) as the Purchaser may reasonably require to provide the Purchaser with the benefits of such Contract, Licence, Lease or Concession Agreement.

11.	TENANCIES AT WILL

11.1	Notwithstanding the provisions of Clauses 9 and 10, the Purchaser shall at Completion enter into a tenancy at will for each of the Leasehold Properties for which consent to assign (in the agreed form) has not been obtained.

11.2	The Seller does not give any warranty or undertaking that it is able to grant any such tenancy at will as is referred to in Clause 11.1, nor that the grant of any such tenancy at will will not breach any of the terms of any of the Leases.

12.	EMPLOYMENT REMEDIES

12.1	Transfer of employees

The Seller and the Purchaser acknowledge and agree it is their intention that by virtue of the transactions anticipated in this Agreement, pursuant to the Employment Regulations, the contracts of employment between the Seller and the Employees and any collective agreement to be delivered to the Purchaser on or prior to the Transfer Date will have effect after the Transfer Date as if originally made between the Purchaser and the Employees or between the Purchaser and the relevant trade union (as the case may be) but the Parties agree that the provisions of Clauses 12.2 to 12.9 (inclusive) shall apply irrespective of whether or not the Employment Regulations do apply as anticipated in this Clause 12.1.

12.2	Communication to employees

At the Transfer Date, the Seller shall communicate to each Employee a notice to the effect that their contract of employment will have effect after the Transfer Date as specified in Clause 12.1.

12.3	Seller indemnity for pre-transfer liabilities

12.3.1	Subject to Clause 12.3.2, the Seller hereby undertakes to indemnify and keep indemnified the Purchaser on demand from and against any (i) Employment Liabilities which relate to or arise out of any act or omission by the Seller or any other event or occurrence in each case on or prior to the Transfer Date for which the Purchaser is or becomes liable by reason of the operation of the Employment Regulations or otherwise and/or any judicial decision interpreting the same provided that, for the avoidance of doubt, the indemnity in this Clause 12.3 does not relate to the Purchaser’s obligation in terms of the Employment Regulations to employ the Employees on the terms and conditions of employment to which they were entitled as at the Transfer Date nor does it relate to the Purchaser’s obligation to recognise their periods of continuous employment as at the Transfer Date and (ii) subject to Clause 12.9, any costs, claims, liabilities and expenses (including legal expenses) which the Purchaser may suffer, sustain or incur by reason of any person, other than an Employee, claiming (rightly or wrongly) that their contract of employment or engagement transferred from the Seller to the Purchaser by virtue of the Employment Regulations.

12.3.2	The indemnity at Clause 12.3.1 shall not apply:

(a)	in so far as the Purchaser undertakes to indemnify the Seller in respect of Clauses 12.4, 12.5, 12.6 and 12.7.2;

(b)	in relation to any costs, claims, liabilities and expenses (including legal expenses) suffered or incurred by the Purchaser as a result of any failure by the Seller to comply with its obligations under Regulations 13 or 14 of the Employment Regulations; or

(c)	in so far as the Purchaser undertakes to make payments under Clause 12.8.

12.4	Purchaser indemnity for post transfer liabilities

The Purchaser hereby undertakes to indemnify and keep indemnified the Seller on demand from and against any Employment Liabilities suffered or incurred by the Seller in relation to the Employees (i) which relate to or arise out of any act or omission by the Purchaser or any other event or occurrence in each case after the Transfer Date and (ii) which relate to or arise out of the dismissal or proposed dismissal of any Employee by the Purchaser following the Transfer Date whether or not such Employment Liabilities relate to or arise out of an act or omission by any party before, on or after the Transfer Date.

12.5	Employment regulations — Purchaser indemnity

The Purchaser hereby undertakes to indemnify and keep indemnified the Seller on demand from and against any costs, claims, liabilities and expenses (including legal expenses) suffered or incurred by the Seller as a result of any failure by the Purchaser to comply with its or their obligations under Regulation 13(4) of the Employment Regulations and in respect of any change proposed by the Purchaser to the working conditions of any of the Employees or other changes to the terms and conditions of employment of any of the Employees in each case whether or not on or before the Transfer Date (including for the avoidance of doubt claims in respect of constructive dismissal and breach of contract).

12.6	Pre-Transfer resignations — Purchaser indemnity

The Purchaser will indemnify and keep indemnified the Seller on demand from and against any costs, claims, liabilities and expenses (including legal expenses) suffered or incurred by the Seller in relation to any claim by an individual who would have transferred to the Purchaser but for their resignation prior to the Transfer Date as a result of a proposed fundamental breach of contract by the Purchaser or a proposed substantial change to the terms and conditions of employment or working conditions to apply to such employee to his detriment after the relevant transfer.

12.7	Provision of information by the Seller

12.7.1	If the Seller fails to comply with Regulation 11 of the Employment Regulations, the Seller agrees to make a payment of £1.00 to the Purchaser.

12.7.2	The Purchaser hereby undertakes to indemnify and keep indemnified the Seller on demand from and against any costs, claims, liabilities and expenses (including legal expenses) suffered or incurred by the Seller as a result of any alleged failure by the Seller to comply with Regulation 11 of the Employment Regulations where compensation sought by the Purchaser or any third party in respect of such an alleged failure is greater than £1.00.

12.8	Christopher Thompson

12.8.1	Subject to Clause 12.8.2, if Christopher Thompson brings a claim against the Seller and/or the Purchaser in relation to the termination of his employment, and provided that such claim relates to or arises out of any act or omission by any party or any other event or occurrence in either case on or prior to the Transfer Date (the “CT Claim”), the Seller and the Purchaser agree that any costs, claims, liabilities and expenses (including legal expenses) relating to or arising out of defending the CT Claim (including any court or tribunal award or settlement) shall be borne equally by the Seller and the Purchaser (each Party’s equal share referred to hereinafter as the “Appropriate Contribution”) and discharged in accordance with Clause 12.8.3.

12.8.2	The Seller and the Purchaser agree that the conduct of any CT Claim shall be dealt with in accordance with the following provisions and that the provisions of Schedule 5 shall not apply in respect of any CT Claim:

(a)	in the event that either the Seller or the Purchaser becomes aware of a CT Claim, that Party shall immediately give notice of the CT Claim to the other Party and deliver to that Party copies of all documentation relating to the CT Claim;

(b)	the Party against whom the CT Claim is made (the “Defending Party”) shall have responsibility for defending the CT Claim and shall appoint such legal representative as it, in its absolute discretion, shall deem appropriate and if the CT Claim is made against both the Seller and the Purchaser then the Purchaser shall have such responsibility for defending the CT Claim in accordance with this Clause;

(c)	the other Party (the “Non-Defending Party”) shall assist the Defending Party as required and shall co-operate fully in respect of all matters relating to the defence of the CT Claim;

(d)	the Defending Party will keep the Non-Defending Party promptly informed of all significant developments pertaining to the CT Claim and will deliver to the Non-Defending Party copies of all court or tribunal papers relating to the CT Claim; and

(e)	the Defending Party shall not have the authority, without the prior written consent of the Non-Defending Party, to settle or compromise any claim at such value as the Defending Party’s appointed legal representative may advise, taking into account all of the relevant circumstances, represents a reasonable settlement position.

12.8.3	The Appropriate Contribution will be made by a Party within 5 Business Days of the later of the date on which the cost, claim, liability and/or expense is paid by the other Party and the date of receipt by that Party of notification that such cost, claim, liability and/or expense has been paid by the other Party.

12.9	Purchaser’s Warranty

The Purchaser warrants to the Seller that, so far as the Purchaser is aware, the Employees are all the employees, directors or officers employed or engaged in the Business.

13.	APPORTIONMENT

13.1	Sums payable in respect of the business or assets

All rents, rates, gas, electricity, water, telephone charges, licences, fees, royalties and all other charges and outgoings including Employee costs such as wages and holiday pay relating to or payable in respect of the Business or any of the Assets or the Property up to and including the Transfer Date shall be borne and paid by the Seller and as from the Transfer Date shall be borne and paid by the Purchaser and shall be apportioned accordingly.

13.2	Sums receivable in respect of the business or assets

All rents, licences, fees, royalties, rebates and other sums relating to or receivable in respect of the Business or any of the Assets or the Property up to and including the Transfer Date shall belong to and be payable to the Seller and as from the Transfer Date shall belong to and be payable to the Purchaser and shall be apportioned accordingly: PROVIDED THAT the Purchaser shall pay to the Seller (in accordance with Clause 13.5) an amount equal to the amount paid by the Seller on or prior to the Transfer Date in respect of stock ordered and paid for by the Seller on or prior to the Transfer Date but which has not been received by the Business at the Transfer Date (and such amount shall be included in the Apportionments Schedule (as defined in Clause 13.3)).

13.3	Within 10 Business Days after the Transfer Date the Seller and the Buyer shall prepare and endeavour to agree a schedule (Apportionments Schedule) of the apportionments required to be made in accordance with Clauses 13.1 and 13.2.

13.4	If the Parties fail to agree the Apportionments Schedule within 10 Business Days, either Party may request that the dispute is referred to an independent chartered accountant (Independent Accountant). If the Parties fail to agree who to appoint as the Independent Accountant within 5 Business Days, either Party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Independent Accountant. The Independent Accountant shall act as an expert not as an arbitrator. The Apportionments Schedule (as adjusted in accordance with the Independent Accountant’s determination) shall (in the absence of fraud or manifest error) be binding on the Parties. The reasonable fees of the Independent Accountant shall be borne by the Parties in such proportions as the Independent Accountant may direct, or in the absence of such direction, equally between the Parties.

13.5	Any sum due between the Parties, pursuant to this Clause 13 shall be paid in cash within 5 Business Days of the Apportionments Schedule being agreed or becoming binding on the Parties pursuant to Clause 13.4.

14.	VAT

14.1	Transfer of a going concern

The Parties shall use their respective reasonable endeavours to procure that the sale of the Business under this Agreement is treated by H.M Revenue & Customs as the transfer of a business as a going concern for the purposes of both Section 49(1) of VATA and Article 5 of the Value Added Tax (Special Provisions) Order 1995 (the “Order”).

14.2	Purchaser’s undertakings

The Purchaser undertakes that upon and immediately after Completion it shall use the Assets to carry on the same kind of business as that carried on by the Seller in relation to the Business before Completion.

14.3	Purchaser’s notification

The Purchaser hereby notifies the Seller that Article 5(2B) of the Order does not apply to the Purchaser.

14.4	Purchaser’s covenant

14.4.1	The Purchaser covenants that it will, as a consequence of the transfer of the Business, be liable to register for the purposes of VAT legislation.

14.4.2	The Purchaser covenants that (a) it has, or will by the relevant date have, properly made an election to waive exemption in respect of each of the Leasehold Properties with effect from a day not later than the relevant date (having obtained the written permission of H.M. Revenue & Customs if necessary) and (b) it has, or will by that date have, duly given to H.M. Revenue & Customs the written notification of each such election required to make each such election effective and provided evidence of such to the Seller on or before Completion; and

14.4.3	The Purchaser covenants that it will not revoke any of the elections referred to above within three months after the relevant date.

In this sub-Clause 14.4 “relevant date” has the same meaning as in paragraph 2 of article 5 of the Order.

14.5	Disclosure of purchaser’s undertaking

The Purchaser confirms that the undertaking in sub-Clause 14.4 above may be referred to by the Seller in any correspondence with H.M. Revenue & Customs regarding the non-taxable nature of the sale of the Assets and that, at the request of the Seller, it will produce to the Seller such evidence as the Seller may reasonably require in respect of the matters about which the undertaking is given.

14.6	Records

The Seller and the Purchaser intend that Section 49 of VATA shall apply to the sale of the Assets under this Agreement and accordingly:

14.6.1	the Seller shall on Completion deliver to the Purchaser all records referred to in Section 49 of VATA;

14.6.2	the Seller shall not make any request to H.M. Revenue & Customs for those records to be preserved by the Seller rather than the Purchaser;

14.6.3	the Purchaser shall preserve those records for such period as may be required by law and shall, during that period, permit the Seller reasonable access to them to inspect and make copies of them; and

14.6.4	the Purchaser may fulfil its obligations under Clause 14.6.3 by procuring that any future transferee of the Business or any other person preserves the records and permits reasonable access as mentioned in that Clause, in which case the Purchaser shall notify the Seller of the name of that person.

14.7	Payment of VAT

14.7.1	If, notwithstanding the provisions of sub-Clause 14.1, H.M. Revenue & Customs shall determine in writing that VAT is chargeable in respect of the supply of all or any part of the Assets under this Agreement, the Purchaser shall pay to the Seller by way of additional consideration a sum equal to the amount of VAT so determined by H.M. Revenue & Customs to be payable immediately on payment of the VAT by the Seller to H.M. Revenue & Customs, or if later, promptly after delivery by the Seller to the Purchaser of a valid VAT invoice in respect of it, together with a copy of the determination from H.M Revenue & Customs that VAT is payable together with (i) an amount equal to the amount of any interest arising as a consequence of the late payment of the VAT by the Seller and (ii) an amount equal to the aggregate of any losses, damages, costs and expenses incurred by the Seller as a result of the Purchaser’s failure to fully discharge and satisfy timeously its obligations and undertakings in terms of this Clause 14.

14.7.2	If the Purchaser pays the Seller an amount in respect of VAT under Clause 14.7.1 and H.M Revenue & Customs subsequently determines that all or part of it was not properly chargeable, the Seller shall repay the amount or relevant part of it to the Purchaser. The Seller shall make the repayment promptly after receipt of the ruling from H.M. Revenue & Customs, unless it has already accounted to H.M Revenue & Customs for the VAT. In that case, the Seller shall apply for a refund of the VAT (plus any interest payable by H.M Revenue & Customs), use reasonable endeavours to obtain it as speedily as practicable, and pay to the Purchaser the amount of any refund and any interest when and to the extent received from H.M Revenue & Customs.

15.	CONFIDENTIALITY

15.1	Each Party undertakes with the other that it shall preserve the confidentiality of the Confidential Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose, transfer or use such Confidential Information for its own or any other purpose.

15.2	Notwithstanding any other provision in this Agreement, either Party may, after consultation with the other Party whenever practicable, disclose Confidential Information if and to the extent:

15.2.1	required by law; or

15.2.2	required by any securities exchange on which any Party’s securities are listed or traded; or

15.2.3	required by any regulatory or governmental or other authority with relevant powers to which any Party is subject or submits (whether or not the authority has the force of law); or

15.2.4	required to enable that Party to enforce its rights under this Agreement by judicial process; or

15.2.5	required by its professional advisers, officers, employees, consultants, sub-contractors or agents to provide their services (and subject always to similar duties of confidentiality); or

15.2.6	that information is in or has come into the public domain through no fault of that Party; or

15.2.7	the other Party has given prior written consent to the disclosure, such consent not to be unreasonably withheld; or

15.2.8	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

16.	ANNOUNCEMENTS

16.1	Subject to Clause 16.2 neither Party shall make any public announcement or issue any press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter except with the prior written approval of the other Party (such approval not to be unreasonably withheld, delayed or made subject to any unreasonable conditions) or if, and to the extent, required by law or governmental, regulatory or other authority.

16.2	Following the Transfer Date, the Seller and the Purchaser shall jointly communicate to each of the customers and suppliers of the Business a notice (in the agreed form) to the effect that with the effect from the Transfer Date the Business will be carried on by the Purchaser.

17.	TIME OF THE ESSENCE

Time is of the essence of this Agreement both as regards any time, date or period specified in this Agreement and as regards any time, date or period which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

18.	NOTICES

18.1	Any notice or other communication to be given in connection with this Agreement (“notice”) shall be in writing.

18.2	A notice shall either be delivered personally, sent by fax or first class pre-paid registered or recorded post.

18.3	A notice marked for the attention of the relevant person shall be delivered to or sent to the address or the fax number set out below or to such other address or fax number as may previously have been communicated to the other Party in accordance with this Clause 18.3 and Clause 18.6.

Party and Address	For the attention of	Fax Number
Enesco Limited Brunthill Road Kingstown Carlisle Cumbria CA3 0EN	Ken Johnson/Rob Freestone	01228 404 060

Dartington Crystal (Torrington) Limited Dartington Crystal Linden Close Great Torrington Devon EX38 7AN	John Morris	01805 623 905

18.4	A notice sent according to Clause 18.3 shall be deemed to have been served:

18.4.1	if delivered personally at the address referred to in Clause 18.3, at the time of delivery;

18.4.2	if sent by first class pre-paid registered or recorded post, to the address referred to in Clause 18.3, at the expiration of two clear Business Days after the time of posting in the case of inland post, and five Business Days after the time of posting in the case of international post; or

18.4.3	if sent by facsimile, to the number referred to in Clause 18.3, at the time of completion of transmission by the sender.

If, under the preceding provisions of this Clause 18.4, a notice would otherwise be deemed to have been delivered in the place of receipt outside normal business hours (being 9.00 a.m. to 5.00 p.m. on a Business Day), it shall be deemed to have been received at 9:00am on the next Business Day.

18.5	In proving receipt of the notice, it shall be sufficient to show:

	18.5.1	that personal delivery was made;

18.5.2	that the envelope containing the notice was properly addressed and posted as a first class pre-paid registered or recorded letter; or

18.5.3	that the fax was despatched and a confirmatory transmission report received.

18.6	A Party shall notify the other Party of a change to its name, address, fax number or the relevant person to whom notices should be sent for the purposes of Clause 18.3, provided that such notification shall only be effective:

18.6.1	on the date specified in the notification as the date on which the change is to take place; or

18.6.2	if no date is specified (or if the date specified is less than five clear Business Days after the date on which notice is deemed to have been served), five clear Business Days after notice of any such change is deemed to have been given.

For the avoidance of doubt, the Parties agree that the provisions of this Clause 18 shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

19.	ASSIGNMENT

19.1	No Party may, without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or made subject to unreasonable conditions):

19.1.1 19.1.2 19.1.3	assign any of its rights under this Agreement; or transfer any of its obligations under this Agreement; or sub-contract or delegate any of its obligations under this Agreement; or

19.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations,

except as otherwise contemplated in this Agreement. Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of this Clause 19.1 shall be ineffective.

19.2	This Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the Parties and references to the Parties shall be construed accordingly.

20.	COSTS

20.1	Except as otherwise provided for in this Agreement, the Parties shall pay their own costs, charges and expenses in relation to the negotiation, preparation, execution, implementation and performance of this Agreement and each document referred to in it and other agreements forming part of the transaction, except that this Clause shall not prejudice the right of any Party to seek to recover its costs in any litigation or dispute resolution procedure which may arise out of this Agreement.

20.2	The Purchaser hereby agrees to meet the costs of any stamp duty or stamp duty land tax that may be payable in respect of the transfer of the Business and Assets or the lease of the Property in accordance with the terms of this Agreement.

21.	ENTIRE AGREEMENT

21.1	This Agreement (together with the documents referred to or incorporated in it or executed at Completion) constitutes the entire agreement and understanding between the Parties with respect to its subject matter and replaces and supersedes all prior oral and written drafts, agreements, understandings, representations, warranties, undertakings, arrangements and correspondence of any nature whatsoever (whether or not in writing) regarding such subject matter.

21.2	Each of the Parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

21.3	Nothing in this Agreement or in any other document referred to in it shall be read or construed as excluding any liability or remedy as a result of fraud.

22.	VARIATION

Any variation of this Agreement or of any of the documents referred to in it is valid only if it is in writing and validly signed by or on behalf of each Party.

23.	SURVIVAL OF THE PROVISIONS

Notwithstanding Completion, the provisions of this Agreement (and in particular, without limitation, the Warranties) shall, to the extent that they remain to be performed or are capable of subsisting, remain in full force and effect and shall be binding on, and enforceable by, the Parties or their respective successors, assigns or transferees.

24.	INVALIDITY

24.1	If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

25.	WAIVERS

25.1	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy.

25.2	A waiver of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by any other Party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy.

25.3	Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

26.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the Parties on separate counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

27.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with English Law. The Parties irrevocably agree that the courts of England & Wales shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

28.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement is not entitled to enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 except where this Agreement expressly provides that such a person is entitled to enforce any of its terms under that Act.

29.	EXECUTION

This Agreement is executed as a deed by the Parties and is delivered and takes effect on the date at the beginning of this Agreement.

SCHEDULE 1

COMPLETION

Section A

Obligations of Seller at Completion

The Seller shall at Completion deliver or make available to the Purchaser each of the documents or items set out below.

1.	Signing Authority

A copy of a resolution of the Seller’s board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement.

2.	Release of security by bank(s)

A copy of a partial deed of release from Bank of America, N.A. in respect of the debenture dated 8 September 2005 as varied on 14 November 2005 (the “Debenture”) releasing the Business and Assets from the Debenture.

3.	National insurance and PAYE

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, all national insurance contributions and PAYE records duly completed and up to date in respect of the Employees.

4.	VAT

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, the VAT records referred to in Clause 14.6 of this Agreement.

5.	Financial books and records

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, all financial and accounting books and documents of record relating to the Business.

6.	Customers and suppliers

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, all lists of customers and suppliers.

7.	Owned intellectual property

All documents of title relating to the Owned Intellectual Property Rights to the extent that the Seller, using all reasonable efforts, is able to deliver the same.

8.	Assignment of Business Names and Trade Marks

A duly executed assignment of the Business Names and Trade Marks in favour of the Purchaser.

9.	Contracts

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, originals of such of the Contracts as are in the possession and control of the Seller.

10.	Leases

Originals of such of the Leases and such other deeds and documents relating to the Leases as are in the possession of the Seller or the Seller’s Solicitors.

11.	Property

A duly executed lease and pre-emption agreement of the Property in the agreed form.

12.	Concession Agreement

Duly executed concession agreement in respect of the lease of The Barbican in Plymouth in the agreed form.

13.	Deeds of Assignment

To the extent that any of the same are available at Completion, duly executed deeds of assignment (in the agreed form) for each of the Leasehold Properties (other than The Barbican in Plymouth) and deed of novation of the Concession Agreement, together with any necessary documented consents and variations to the Leases as required to be executed by the Landlord(s).

14.	Deliverable assets

To the extent that the Purchaser or the Managers do not already have the same in its or their possession or control prior to the Transfer Date, all Assets which are capable of delivery, including (without limitation) all motor vehicles (and keys and log books in relation to such vehicles).

15.	Change of name resolutions

Copy change of name resolutions (duly dated and signed by all relevant shareholders) for Dartington Crystal Limited (registered number 5124693), Dartington Glass Limited (registered number 5146256) and Devon Crystal Limited (registered number 5146012), in the agreed form.

Section B

Obligations of Purchaser at Completion

When the Seller has complied with the terms of Clause 4.2 of this Agreement, the Purchaser shall do those things set out below.

1.	Consideration

Pay that element of the Consideration payable in terms of Clause 3.2.1 by way of a direct electronic transfer of funds for same day delivery to the Seller’s Solicitors for the account of the Seller (the Seller’s Solicitors being irrevocably authorised to receive the same on behalf of the Seller).

2.	Documents

A copy of a resolution of the Purchaser’s board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement.

3.	Property

Deliver to the Seller’s Solicitors a duly executed lease and a pre-emption agreement of the Property in the agreed forms.

4.	Concession Agreement

Duly executed concession agreement in respect of the lease of The Barbican in Plymouth in the agreed form.

5.	Deeds of Assignment

To the extent that any of the same are available at Completion, deliver to the Seller’s Solicitors duly executed deeds of assignment (in the agreed form) for each of the Leasehold Properties (other than The Barbican in Plymouth) and deed of novation of the Concession Agreement.

6.	Letter of Comfort

Deliver to the Seller’s Solicitors a letter of comfort from the Managers in terms of which the Managers will warrant to the Seller that no Employee has received notice terminating his or her employment on or before the Transfer Date.

SCHEDULE 2

Warranties

1.	Corporate Matters

1.1	Incorporation

The Seller is a limited company duly incorporated under English law and has been in continuous existence since incorporation.

2.	Capacity

2.1	Power to contract

The Seller has the requisite power, right and authority and has taken all necessary corporate action to enable it to enter into and perform the obligations to be assumed or performed by it in accordance with this Agreement and the other documents to be executed in accordance with it.

2.2	Business names

The Seller does not use any business name for any purpose in connection with the Business other than the Business Names.

3.	Accounts

3.1	The Accounts show a true and fair view of the state of affairs of the Seller and its subsidiaries as at the Accounts Date.

3.2	Subject to the following adjustments, the management accounts prepared by the Managers in respect of the Business for the year ended 31 December 2005 have been incorporated into the Accounts:

3.2.1	£720,000 stock provision included in such management accounts but excluded from the Accounts;

3.2.2	£125,000 uplift, regarding capitalised overheads, to the valuation of stock excluded from such management accounts but included in the Accounts; and

3.2.3	£15,000 accrual for professional costs excluded from such management accounts but included in the Accounts.

4.	Since the Accounts Date

4.1	Business conducted in the ordinary and usual course

So far as the Seller is aware, since the Accounts Date the Business has been carried on in the ordinary and usual course in the same manner (as to nature, scope and method) as in the past as to maintain it as a going concern.

4.2	No unusual acquisitions or disposals

Since the Accounts Date the Seller has not, in relation to the Business, other than in the ordinary and usual course of its business and for full value:

4.2.1	acquired or disposed of, or agreed to acquire or dispose of, any asset; or

4.2.2	incurred or assumed, or agreed to incur or assume, any liability (actual or contingent) or expense.

5.	Assets

Ownership

5.1	All the Assets (other than assets held under lease, hire purchase, hire rental, conditional purchase or licence arrangements or other similar arrangements, details of which have been disclosed to the Purchaser) are legally and beneficially owned by the Seller free from any Encumbrance.

5.2	The Assets comprise all assets now used in the Business as now carried on.

Power to deal with assets

5.3	The Seller has the full right and power to sell, transfer and assign, or procure the sale, transfer and assignment of, the Assets in accordance with this Agreement.

6.	Contracts

6.1	Material contracts

None of the Contracts was made otherwise than in the ordinary and usual course of the Business as carried on at the Transfer Date.

6.2	Enforceability of contracts

So far as the Seller is aware, each Contract is in full force and effect and has been duly complied with and nothing has occurred whereby any of them is or could be subject to early termination.

6.3	No default or breach

So far as the Seller is aware, no party to any Contract has defaulted under any Contract and there are no matters or circumstances which will or might give rise to a breach of any Contract by or against the Seller.

7.	Licences

7.1	All licences for conducting the Business
7.2	The Seller has obtained all Licences required by law for carrying on the Business. Validity and enforceability

Each Licence is valid, enforceable and unconditional (or subject only to a condition which has been fulfilled and under which no further action is required) and, so far as the Seller is aware, has been and is being complied with. So far as the Seller is aware, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

8.	Litigation and Investigation

8.1	No historic legal proceedings

Neither the Seller nor any person for whose acts or defaults the Seller may be vicariously liable (which shall include, for the avoidance of doubt, any director, employee or officer of the Seller) is involved, or has during the 12 month period ending on the Transfer Date been involved, in any civil, criminal, administrative, arbitration, regulatory, competition or antitrust or other proceedings, claims, investigations, inquiries, actions (including disciplinary) or prosecutions in any jurisdiction in relation to the Business or any of the Assets (each a “Proceeding”).

8.2	No proceedings pending

No Proceedings are pending or threatened by or against the Seller or any person for whose acts or defaults the Seller may be vicariously liable (which shall include, for the avoidance of doubt, any director, employee or officer of the Seller) or in respect of which the Seller may be liable to pay a fine or penalty and, to the best of the Seller’s knowledge, information and belief, no matters or circumstances exist which might give rise to the same.

8.3	No outstanding judgments or orders

In relation to the Business there is no outstanding judgment, order, decree, injunction, arbitral award or decision of a court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction against the Seller or any person for whose acts or defaults the Seller may be vicariously liable (which shall include, for the avoidance of doubt, any director, employee or officer of the Seller).

9.	Insolvency

9.1	No resolution for winding up or administration

In relation to the Seller, no resolution has been proposed or passed (and no meeting has been convened and no written resolution has been circulated with a view to passing any resolution) for winding up or administration or for the presentation of a petition for winding up or for the presentation of a petition or the making of an application for an administration order or any other steps taken by any party for the appointment of administrators or for a compromise or composition or arrangement with creditors or any class of them.

9.2	No appointment of receiver or administrative receiver

In relation to the Seller, no receiver, administrative receiver, manager or trustee has been appointed over the Seller or any of its property or assets or income or undertaking and no request or order for any such appointment has been made.

9.3	Payment of debts as they fall due

The Seller has not stopped paying its debts as they fall due, is not insolvent and is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986.

9.4	No action over assets

So far as the Seller is aware, in relation to the Business, no attachment, sequestration, distress, execution or other process has been used, levied or put in force against any of the Seller’s property, assets (including leased assets and assets on hire purchase), rights, income or undertaking.

9.5	No unfulfilled or unsatisfied judgment

In relation to the Business, there is no unfulfilled or unsatisfied judgment or decree or order of any court or tribunal, or award of any arbitrator, outstanding against the Seller.

9.6	No voluntary arrangement or scheme of arrangement

No meeting of its creditors or any class of them has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986 or for a scheme of arrangement under Section 425 of the Act.

10.	Intellectual Property Rights and Confidential Information

10.1	Validity and title of owned intellectual property rights

10.2	The only Owned Intellectual Property Rights are the Business Names and the Trade Marks, the particulars of which set out in Schedule 7 are true, complete and accurate in all material respects.

10.3	Each of the Owned Intellectual Property Rights:

	10.3.1 10.3.2	is, so far as the Seller is aware, valid, subsisting and enforceable; has not been licensed to any third party; and

10.3.3	is not so far as the Seller is aware the subject of a claim, challenge or opposition from any person including (without limitation) an Employee as to title, ownership, validity, enforceability, compensation or otherwise.

11.	Employees

11.1	Confirmation of no additional employees

So far as Seller is aware the Employees are all the employees, directors or officers employed or engaged in the Business. All of the Employees are employed by the Seller. So far as the Seller is aware there is no person who has accepted an offer of employment made by the Seller in respect of the Business but whose employment has not yet started.

11.2	Trade disputes

So far as the Seller is aware, neither the Seller nor any of the Employees or any employee representative is involved in any industrial or trade dispute which relates to the Business or has been involved in any such dispute within the 12 months’ period ending with the Transfer Date and there are no circumstances known which might give rise to any such dispute.

11.3	Litigation

So far as the Seller is aware, the Seller is not involved in any litigation or disputes involving any of the Employees nor are there any circumstances which may result in any dispute or litigation involving any Employee provided that the Warranty given in this paragraph 11.3 shall not apply in relation to any litigation or dispute arising from the termination of Christopher Thomson’s employment.

11.4	Ceasing to work for the business

So far as the Seller is aware, none of the directors, officers or senior employees employed or engaged in the Business (other than Christopher Thompson and Malcolm Easton) has given or received notice terminating his office and/or employment.

11.5	Dismissal

So far as the Seller is aware, the Seller has not dismissed any person for a reason connected with this Agreement.

12.	Pensions

12.1	No defined benefit pension obligations

12.2	With the exception of the Pension Schemes, the Seller has no arrangement under which the Seller has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of the Employees and no proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any other pension, lump sum, death, ill-health, disability or accident benefit.

12.3	With the exception of any insured death in service benefits, the Pension Schemes provide only “money purchase benefits” that is to say the benefits for or in respect of each member are related in amount to the value of the assets held under the arrangement in respect of that member and no assurance, promise or guarantee (whether oral or written) has been made or given of a particular level or amount of benefits to be provided for or in respect of any person on retirement, death or leaving service.

12.4	Contributions up to date

There is not at the Transfer Date any contribution or other payment due and payable to the Pension Schemes which has not yet been paid.

13.	Leasehold Properties

13.1	Information

The information set out in Schedule 4 as to the description of the Leasehold Properties and the Concession Agreement and, in respect of the Leasehold Properties, their tenure, is true and accurate.

13.2	Disputes

There are no outstanding actions, disputes, claims or demands between the Seller and any third party affecting the Property or, so far as the Seller is aware, the Leasehold Properties or the Concession Agreement.

13.3	Notices

There is no outstanding notice or order (statutory or otherwise) relating to the Property or, so far as the Seller is aware, the Leasehold Properties or, so far as the Seller is aware, any business carried on at the Property or the Leasehold Properties and the Seller has discharged all development charges, monetary claims and liabilities under the relevant planning or other legislation.

13.4	All written replies given by or on behalf of the Seller in response to any enquiries raised by or on behalf of the Purchaser in relation to the Property, the Leasehold Properties or the Concession Agreement were complete and accurate at the date they were given.

14.	Tax Warranties

14.1	Stamp Duty and SDLT

All documents (other than those which have ceased to have any legal effect) to which the Seller is a party and which relate to the Business, in the enforcement of which the Purchaser may be interested in order to establish title to the Assets, have been duly stamped.

14.2	VAT

The Seller is a registered and taxable person for the purposes of the VATA 1994.

15.	Insurance

15.1	So far as the Seller is aware, all of the insurance policies relating to the Business at the Transfer Date are valid and enforceable and all premiums due have been duly paid.

15.2	Save as provided in Schedule 8, so far as the Seller is aware no material claim is outstanding under any of the insurance policies relating to the Business and so far as the Seller is aware no matter exists which might give rise to a material claim under such policies.

16.	Information Technology

16.1	The Seller is not aware of any fact or circumstance which may disrupt or interrupt or affect any computer hardware or software used in connection with the Business at the Transfer Date.

16.2	The Seller is not aware that the Purchaser’s entitlement to use any computer hardware of software owned by it which is critical to, and used exclusively by, the Business at the Transfer Date will be materially disrupted or materially affected immediately following Completion.

SCHEDULE 3

EMPLOYEES

Name

[List of Employee Names Omitted]

SCHEDULE 4

THE LEASEHOLD PROPERTIES AND THE CONCESSION AGREEMENT

Section A

Brief Details of Leasehold Properties

Property	Date	Parties	Rent	Term	Occupier	Use
The Barbican, Sutton Harbour, Plymouth	27 October 2005	Sutton Harbour Company (1) Enesco Limited (2)	£90,000pa	3 years from 1 February 2005	Enesco Limited	Use for the sale of glassware gifts, ornaments and other decorative items or any other use falling within Class A1 of the Town and Country Planning (Use Classes Order) 1987

Visitor Centre, Denby, Derbyshire	11 May 2005	Denby Pottery Company Limited (1) Enesco Limited (2)	Turnover	Five years from 23 July 2004	Enesco Limited	For the sale of Dartington Crystal Branded Products and for other products as the lessor at its absolute discretion may from time to time agree in writing

Section B

The Concession Agreement

Property	Date	Parties
The Barbican, Sutton Harbour, Plymouth	27 October 2005	Enesco Limited (1) The Edinburgh Woollen Mill Limited (2)

SCHEDULE 5

SELLER’S LIMITATIONS

1.	General Limitations

1.1	Accounts

The Seller shall not be liable in respect of any Claim where the subject matter of such Claim is set out or contained in, or otherwise ascertainable from the face of, the Accounts.

1.2	Act or omission of Purchaser

The Seller shall not be liable for any Claim to the extent that the claim arises or is increased wholly or partly from an act or omission occurring at the written request of or with the prior written consent of the Purchaser or any of its respective directors, other officers, employees or agents.

1.3	Change in law

The Seller shall not be liable for any Claim to the extent that the claim arises or is increased wholly or partly as a result of the passing or coming into force of or any change in any enactment, law, regulation or directive of any government, government department or agency after the date of this Agreement which is stated to have retrospective effect.

1.4	Change in tax rates

The Seller shall not be liable for any Claim to the extent that the claim arises or is increased wholly or partly as a result of any increase in rates of Taxation since the date of this Agreement.

1.5	Loss previously recovered

The Seller shall not be liable in respect of any Claim if and to the extent that the loss occasioned thereby has been recovered under any other provision of this Agreement.

2.	Limitations on Amount

2.1	Individual and aggregate liability under the Warranties

Subject to paragraph 2.3 below, the liability of the Seller in respect of any Claim (other than any claim in respect of the Title Warranties) shall not arise unless and until:

2.1.1	the Seller’s liability for that individual claim (or series of related claims with respect to related facts or circumstances) exceeds £15,000 (excluding interest and all costs, fees, charges and expenses); and

2.1.2	the Seller’s aggregate liability for all claims under the Purchaser Warranties exceeds £50,000 (excluding interest and all costs, fees, charges and expenses) (in which event the Seller shall be liable for the whole amount and not merely the excess over £50,000).

2.2	Maximum liability

The Seller’s total aggregate liability for all Claims shall be limited to the value of the Consideration actually paid to the Seller in accordance with Clause 3.2 of this Agreement.

3.	Time limit for bringing claims

The Seller shall not be liable for a Claim unless the Purchaser has given the Seller notice:

3.1.1	in the case the Tax Warranties, within a period of seven years beginning with the Transfer Date; and

3.1.2	in any other case, on or before 18 months of the Transfer Date.

4.	Conduct of claims

4.1	Purchaser’s obligation to notify seller of a claim

In the event of the Purchaser becoming aware of any claim or any matter which may involve the Seller in liability pursuant to the terms of this Agreement (in this Schedule “a Claim”), the Purchaser will procure that:

4.1.1	notice thereof is given to the Seller; and

4.1.2	particulars, or such particulars as are known to the Purchaser at the time of the Purchaser becoming so aware, are given in writing to the Seller within a reasonable period.

4.2	Seller’s obligation to notify purchaser

In the case of a Claim resulting from a claim made or which may be made by a third party (in this Schedule a “Third Party Claim”), the Seller shall within 10 Business Days of having received notice thereof pursuant to paragraph 4.1 inform the Purchaser in writing whether or not the Seller desires to conduct the defence of such Third Party Claim.

4.3	No notification by seller

If the Seller does not give notice in accordance with paragraph 4.2, it shall be deemed to have given notice in accordance with that paragraph that it does not wish to conduct the defence of such Third Party Claim.

4.4	Defence of third party action by seller

If the Seller has given notice that it desires to conduct the defence of a Third Party Claim then (subject always to paragraph 4.6):

4.4.1	the Purchaser shall take such lawful action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Third Party Claim;

4.4.2	the Seller undertakes that it shall meet in full, without recourse to the Purchaser, the full amount of such Third Party Claim; and

4.4.3	the Seller shall from time to time and forthwith upon the request of the Purchaser keep the Purchaser fully informed of its conduct of and any negotiations relating to the defence of such Third Party Claim.

4.5	Defence of third party action by purchaser

If the Seller has informed the Purchaser that it does not wish to defend any Third Party Claim (or is deemed to have so informed the Purchaser), the Purchaser may take such action as the Purchaser sees fit with regard thereto provided that, although the Seller shall not be deemed to have admitted any liability with regard thereto, the liability of the Seller to the Purchaser with regard thereto shall not be diminished or extinguished on the grounds that the Purchaser took or ought to have taken or omitted to take any action with regard to such Third Party Claim.

4.6	Purchaser’s veto of seller’s defence of third party claim

The Purchaser shall not be under any obligation to allow the Seller to conduct the defence of a Third Party Claim if, in the reasonable opinion of the Purchaser, such conduct would prejudice the business interests or reputation of the business of the Purchaser.

5.	Managers’ knowledge

The Seller shall not be liable for any Claim if and to the extent that the fact, matter or circumstance giving rise to the claim

5.1	is within the actual knowledge of any of the Managers or the Purchaser; or

5.2	is something of which any one or all of the Managers or the Purchaser ought reasonably to have knowledge having made reasonable enquiry of:

5.2.1 5.2.2 5.2.3 5.2.4 5.2.5 5.2.6 5.2.7 5.2.8 5.2.9 5.2.10	[Employee name deleted], the Financial Controller;
[Employee name deleted], the UK Sales Manager;
[Employee name deleted], the Export and Corporate Manager;
[Employee name deleted], the Retail and Visitor Centre Manager;
[Employee name deleted], the Operations Manager;
[Employee name deleted], the IT Manager;
[Employee name deleted], the HR Manager;
[Employee name deleted], the Warehouse Manager;
[Employee name deleted], the Management Accountant; and
[Employee name deleted], the Operations Director.

SCHEDULE 6

STOCK

Stock valuation

1.	The Seller and the Purchaser agree that the Stock shall be valued at its net book value but with provision being made for slow-moving, unusable, unsaleable, obsolete or Discontinued Stock in accordance with paragraph 3 below.

2.	The net book value of the Stock shall be the aggregate of:

a.	the value as shown in the stock-listing print-out from Proteus as at the Transfer Date;

b.	the value as shown in a print-out of the EPOS reports in respect of the Stock in the retail shops of the Business, and to the extent a retail shop of the Business does not operate an EPOS system the net book value of the Stock in such retail shops shall be calculated in accordance with the standard monthly procedure as set out in Annex 1; and

c.	the value of Stock in the form of work-in-progress (as defined in Annex 2), which shall be determined by a joint physical stock-take of such stock carried out on the Transfer Date by the Seller’s employees or agents in the presence of the representatives of the Purchaser and the Seller.

Basis of Computation of Stock Provisions

3.	The Seller and the Purchaser agree that the following provisions shall be made in respect of the Stock:

a.	full provision is to be made for all Discontinued Stock;

b.	a 50% provision is to be made for all other Stock launched prior to 1 January 2005;

c.	a 50% provision is to be made for all Stock bearing the Royal Brierley brand;

d.	a 40% provision is to be made for all other Stock held in the retail shops of the Business;

e.	a specific provision of £8,336 is to be made in respect of raw materials; and

f.	full provision is to be made in respect of grinding materials.

Preparation of Stock Schedule

4.	The Purchaser shall use its reasonable endeavours to procure that as soon as possible following the Transfer Date and in any event within 5 Business Days, there is delivered to the Seller a schedule of the Purchaser’s valuation of the Stock (Stock Schedule) together with the detail of the provisions to be made in accordance with paragraph 3 above in the form set out in Annex 3.

5.	The Seller shall notify the Purchaser as soon as reasonably practicable and in any event within 10 Business Days of receipt of the Stock Schedule whether or not it accepts the Stock Schedule. If the Seller does not notify the Purchaser of its non-acceptance of the Stock Schedule within a period of 10 Business Days, or is satisfied with the Stock Schedule then the Stock Schedule shall, in the absence of manifest error, be deemed agreed and shall constitute the value of the Stock (Stock Value) for the purpose of the Consideration.

6.	If the Seller notifies the Purchaser within 10 Business Days that it does not accept the Stock Schedule, the Parties agree to use all reasonable endeavours to reach agreement upon the Stock Schedule. If the Parties fail to agree the Stock Schedule within 10 Business Days of such notification, either Party may request that the dispute is referred to an independent chartered accountant (Independent Accountant). If the Parties fail to agree who to appoint as the Independent Accountant within 5 Business Days, either Party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Independent Accountant. The Independent Accountant shall act as an expert not as an arbitrator. The Stock Schedule (as adjusted in accordance with the Independent Accountant’s determination) shall (in the absence of fraud or manifest error) be binding on the Parties. The reasonable fees of the Independent Accountant shall be borne by the Parties in such proportions as the Independent Accountant may direct or, in the absence of such direction, equally between the Parties.

7.	When the Parties reach (or are deemed to reach pursuant to paragraph 6 above) agreement on the Stock Schedule or when the Stock Schedule is finally determined at any stage in accordance with the procedures in this Schedule 6, the Stock Schedule so agreed or determined shall be final and binding on the Parties for the purposes of the value of the Stock and the Consideration.

Title to and risk in Stock

8.	On payment of the sum of £350,000 by the Purchaser to the Seller on Completion, title to and risk in the Initial Stock shall pass to the Purchaser.

9.	Upon Completion all Purchaser Stock (other than the Initial Stock) shall be labelled by the Purchaser as being owned by the Purchaser. For the avoidance of doubt, the Seller shall not have title in any Purchaser Stock.

10.	Notwithstanding paragraph 11, the Seller agrees that the Purchaser may sell the Further Stock (or any part of it) provided that the Purchaser is not in default of its payment obligations under Clause 3.2 of this Agreement.

11.	Upon payment by the Purchaser of each sum payable pursuant to Clause 3.2.2 of this Agreement (by way of transfer by the Purchaser of the relevant sum into the Seller’s account with Barclays Bank plc, 33 English Street, Carlisle, Cumbria CA3 8GF; account name: Enesco Limited; account number: [account number omitted], risk in and title to Further Stock of a value (as calculated in accordance with the Stock Schedule as agreed or determined) equal to the amount of each such payment shall pass to the Purchaser whereupon it shall cease to be Further Stock and shall become Purchaser’s Stock and shall promptly be labelled as such, the allocation to be determined on a “first in first out basis”.

12.	If the Initial Stock is valued (as calculated in accordance with the Stock Schedule as agreed or determined) at less than £350,000, then the Purchaser may label Further Stock up to the value of that difference whereupon title to and risk in such Further Stock shall pass to the Purchaser (whereupon it shall cease to be Further Stock and shall become Purchaser’s Stock).

13.	The Purchaser shall be entitled to accelerate (but not delay) the payment of the Deferred Consideration at its discretion and on payment of the Deferred Consideration title to and risk in Further Stock equivalent to the value (as calculated in accordance with the Stock Schedule as agreed or determined) of such Deferred Consideration paid (on the basis as set out paragraph 11 above) shall pass to the Purchaser. For the avoidance of doubt, immediately upon payment in full of the Deferred Consideration, title to and risk in all Further Stock shall pass to the Purchaser.

Insurance of Further Stock

14.	The Seller shall, at its expense, insure with a reputable insurer the Further Stock to which it retains title and risk against the usual perils, for the full replacement value thereof.

Access to Further Stock

15.	The Seller shall at all reasonable times be entitled to inspect the Further Stock.

16.	The Further Stock shall remain in the possession and under the control of the Purchaser, and the Seller shall only be entitled to remove, but not sell, such of the Further Stock to which it retains title if the Purchaser fails to make any payment (or payment in full) under Clause 3.2.2 of this Agreement and such failure continues for 2 Business Days following notice in writing of the same from the Seller.

17.	If, notwithstanding notice in writing of the same from the Seller, the Purchaser fails to make any payment (or payment in full) under Clause 3.2.2 of this Agreement and such failure continues for 10 Business Days following notice in writing of the same from the Seller, the Seller shall be entitled to sell or otherwise deal with or dispose of the Further Stock as it deems appropriate, notwithstanding any mark, label or name that has been applied to such Further Stock as at that date: PROVIDED that the Seller shall not be entitled to remove, sell or otherwise deal with or dispose of the Further Stock in accordance with the provisions of this paragraph if, during such period of 10 Business Days, the Purchaser gives notice to the Seller that the reason for the Purchaser’s failure to make any payment (or payment in full) under Clause 3.2.2(b) is due to the existence of a dispute as to the amount to be paid on any Balance Payment Date. Any such dispute shall be resolved in accordance with the provisions set out in paragraphs 19 and 20 below.

18.	Save where such Stock has already been sold by the Purchaser, the Purchaser shall not be liable to make any payment under Clause 3.2 of this Agreement for Stock for which the Seller is unable to give the Purchaser full legal and beneficial title to and risk in the Stock.

Dispute as to payment on Balance Payment Date

19.	The Purchaser shall notify the Seller in writing as soon as reasonably practicable, and in any event within 10 Business Days of receipt by the Purchaser of notice in writing from the Seller in accordance with paragraph 16 above, that the reason for the Purchaser’s failure to make any payment (or payment in full) on a Balance Payment Date is due to a disagreement between the Purchaser and the Seller as to the amount payable on such Balance Payment Date.

20.	If the Purchaser notifies the Seller within 10 Business Days in accordance with paragraph 19 above that it does not agree with the Seller as to the amount payable on the relevant Balance Payment Date, the Parties agree to use all reasonable endeavours to reach agreement as to the amount payable. If the Parties fail to agree such amount within 5 Business Days of such notification, either Party may request that the dispute is referred to an Independent Accountant. If the Parties fail to agree who to appoint as the Independent Accountant within 5 Business Days, either Party may apply to the President for the time being of the Institute of Chartered Accountants in England and Wales to appoint the Independent Accountant. The Independent Accountant shall act as an expert not as an arbitrator. The Independent Accountant’s determination of the amount payable shall (in the absence of fraud or manifest error) be binding on the Parties and such amount shall thereafter be paid by the Purchaser to the Seller within 2 Business Days. The reasonable fees of the Independent Accountant shall be borne by the Parties in such proportions as the Independent Accountant may direct or, in the absence of such direction, equally between the Parties.

SCHEDULE 7

BUSINESS NAMES AND TRADE MARKS

SECTION A — BUSINESS NAMES

1.	Dartington

2.	Dartington Crystal

3.	Dartington Glass

4.	Devon Crystal

5.	Dartington Elements

6.	Capridoni by Dartington Crystal

7.	Dartington Form and Function

8.	Dartington Studio

9.	Dartington Wine Studio

10.	Innovate

11.	Brierley

12.	Royal Brierley

13.	Royal Brierley Crystal

14.	English Royal Brierley Crystal

SECTION B — TRADE MARKS

App					App.	Reg	Next
No	Reg No	Country	Trade Mark	Classes	Date	Date	Ren	Goods
								Glassware, namely wine glass,
								liqueur-glass, sherry glass,
								balloon, goblet, champagne flute,
								beer mug, old-fashioned coffee
								glass, drinking glass, highball,
								decanter wine carafe, ice bucket,
								wine cooling bucket, jug,
								coaster, dish bowl, cheese
								platter and cheese board, butter
								plate, salt-sprinkler,
								pepper-box, vinaigrette bottle,
								sugar and cream bowls, vase,
								candle lamp, candleholder,
								ashtray, scent bottle, cologne
								flask, perfume spray with
								atomizer, pen holder and
688990	419459	Canada	DARTINGTON		09 Sep 1991	12 Nov 1993	12 Nov 2008	paperweight.

								Glassware and crystal
								glassware; porcelain and
								earthenware; crockery, cups and
								mugs; glass, crystal and china
								ornaments; household utensils and
								containers; kitchen and cooking
								containers, articles and
1740927	1740927	European Union	DARTINGTON DESIGNS	21	05 Jul 2000	03 Sep 2001	05 Jul 2010	utensils.

								Glassware and crystal
								glassware; porcelain and
								earthenware; crockery, cups and
								mugs; glass, crystal and china
								ornaments; household utensils and
								containers; kitchen and cooking
								containers, articles and
1740695	1740695	European Union	DARTINGTON/D logo	21	05 Jul 2000	06 Sep 2001	05 Jul 2010	utensils.

								Glass, glass tubes, glass
								balls, figured glass, crystal
								glass, multi-layer glass,
								sound-proof glass, safety glass,
								stained glass, heat-resisting
								glass, mirrors, copper mirrors,
								toilet glass, car glass, vases
								made of glass and crystal glass
83002175	649165	Taiwan	DARTINGTON		18 Jan 1994	16 Jul 2004	16 Jul 2014	in national Class 60.

			TG DARTINGTON THE
2198391	2198391	United Kingdom	GALLERY & Design	21	25 May 1999	25 May 1999	25 May 2009	Glassware and crystal glassware.

1405113	1405113	United Kingdom	DARTINGTON	21	23 Nov 1989	23 Nov 1989	23 Nov 2006	Glassware included in Class 21.

			DARTINGTON THE
2192660	2192660	United Kingdom	GALLERY	21	24 Mar 1999	24 Mar 1999	24 Mar 2009	Glassware and crystal glassware

								Class 21: Household utensils
								and containers; glassware,
								porcelain and earthenware;
								crockery, cups and mugs; kitchen
								and cooking containers, articles
								and utensils; trays, teapots,
								teapot stands, storage jars,
								candelabra, candlesticks; glass
								and china ornaments; barbecue
								holders; alfresco items.
			DESIGNS BY					Class 24: Table cloths, table
2144626	2144626	United Kingdom	DARTINGTON	21,24	10 Sep 1997	10 Sep 1997	10 Sep 2007	linen, table covers, napkins.

								Glassware and crystal
								glassware; porcelain and
								earthenware; crockery, cups and
								mugs; glass, crystal and china
								ornaments; household utensils and
								containers; kitchen and cooking
2238202	2238202	United Kingdom	ID Logo	21	04 Jul 2000	04 Jul 2000	04 Jul 2010	containers, articles and utensils.

								Glassware; namely,
								beverageware, vases, dishes,
								bowls, decanters, ice buckets,
								candle sticks, candle holders,
								perfume bottles and atomizers
								sold empty, jugs, pitchers, jars,
								pots, salt and pepper shakers,
		United States of						cake stands and sugar and creamer
74/256200	1729422	America	DARTINGTON	21	16 Mar 1992	03 Nov 1992	03 Nov 2012	sets.

SCHEDULE 8

INSURANCE DISCLOSURE

[Employee Claim Information Omitted]

SCHEDULE 9

PAYMENT SCHEDULE

Payment Date	Amount (£)
19-May-06	30,000

26-May-06	30,000

2-Jun-06	30,000

9-Jun-06	x

16-Jun-06	30,000

23-Jun-06	30,000

30-Jun-06	30,000

7-Jul-06	x

14-Jul-06	30,000

21-Jul-06	30,000

28-Jul-06	30,000

4-Aug-06	x

11-Aug-06	30,000

18-Aug-06	30,000

25-Aug-06	30,000

1-Sep-06	x

8-Sep-06	30,000

15-Sep-06	30,000

22-Sep-06	30,000

29-Sep-06	x

6-Oct-06	30,000

13-Oct-06	30,000

20-Oct-06	30,000

27-Oct-06	x

3-Nov-06	30,000

10-Nov-06	30,000

17-Nov-06	30,000

24-Nov-06	x

1-Dec-06	30,000

8-Dec-06	30,000

15-Dec-06	30,000

22-Dec-06	x

Annex 1

Stock Calculation — Standard Monthly Procedure

Retail stores that have an Electronic Point of Sale (EPOS) system produce a valuation of stock at the end of each period end, at their cost of purchase. This is either Standard Cost plus 12.5% in the case of products received from the Torrington warehouse or actual cost for non–Dartington products purchased from third parties.

Non EPOS stores stock values are calculated using an assumed margin based on the average achieved in the current month by an EPOS store that has a similar profile and most representative of the mix of the stock holding in the non-EPOS store. This determines the theoretical value of the cost of sales for the month and forces out a stock movement which, when applied to the stock value at the previous month end, will give an estimated stock value at the end of the period.

The additional oncost of 12.5% is eliminated to bring stocks back to standard cost.

Note: all retail stores carry out a full stock take twice a year — in May and November and adjustments made accordingly to the estimated stock. Breakages and inter-shop transfers are advised and adjusted monthly.

Annex 2

Work in Progress

Work in progress is defined as all products, whether made fully in house or purchased part-processed from a third party, that require finishing, inspecting, repairs or packing to take place, before they can be booked into the warehouse as a completed item.

At the end of each accounting period a detailed list is provided by the factory of all work in progress.

Factory-made products are initially valued at the Standard Cost of the complete product (excluding packaging). An allowance is made for 10% breakages and the resulting valuation reduced by 25% on the assumption that on average the products are 75% complete.

Products that are received into the factory from the out-sourced route are valued at the Standard Cost of the bought in item adjusted by 10% for breakages.

Annex 3

Stock Schedule

EXECUTED as a DEED	)
(but not delivered until dated) by	)
ENESCO LIMITED	)
acting by its duly authorised attorney:	)	/s/ Robert Freestone
Attorney
/s/ Jayne Fullerton
Witness
EXECUTED as a DEED	)
(but not delivered until dated) by	)
DARTINGTON CRYSTAL (TORRINGTON) LIMITED	)
acting by:	)	/s/ John Morris
Director
/s/ Alfred Iannetta
Director/Secretary